Exhibit (p)

FRED ALGER MANAGEMENT, LLC (“FAM”)

FRED ALGER & COMPANY, LLC (“FAC”)

WEATHERBIE CAPITAL, LLC (“WC”)

REDWOOD INVESTMENTS, LLC (“RI”)

ALGER MANAGEMENT, LTD. (“AML”)

THE ALGER FUNDS

THE ALGER FUNDS II

THE ALGER INSTITUTIONAL FUNDS

THE ALGER PORTFOLIOS

ALGER GLOBAL EQUITY FUND

THE ALGER ETF TRUST

CODE OF ETHICS

Effective as of May 2025

Table of Contents

OVERVIEW AND SCOPE	1
Purpose	1
Definitions	1
General Principles of Conduct	3
PERSONAL SECURITIES TRANSACTIONS	4
Brokerage Accounts	4
Securities Not Held in a Brokerage Account	5
Pre-Clearance Transactions	5
Private Placements	6
Prohibited Personal Securities Transactions	6
Considerations for Approval of Personal Securities Transactions	6
Restrictions and Blackout Periods	6
Holding Period	7
Excessive Trading	7
INITIAL AND ONGOING REPORTING REQUIREMENTS	7
Brokerage Accounts	7
Discretionary Account	7
Securities Not Held in a Brokerage Account	8
Personal Securities Transactions	8
Private Placements	8
Current Directorships	9
Outside Activities	9
Confidentiality	9
ADMINISTRATION OF THE CODE	9
Responsibilities of the Chief Compliance Officer	9
Fund Board of Trustees Reporting and Approval	10
Use of Preferred Brokers	11
Exceptions to the Code	11
Violations and Sanctions	11
Maintenance of Records	11

OVERVIEW AND SCOPE

Purpose

This Code of Ethics (the “Code”) is adopted by Fred Alger Management, LLC (“FAM”), Fred Alger & Company, LLC (“FAC”), Weatherbie Capital, LLC (“WC”), Redwood Investments, LLC (“RI”), and Alger Management, Ltd. (“AML”), and The Alger Funds, The Alger Funds II, The Alger Institutional Funds, The Alger Portfolios, Alger Global Equity Fund and The Alger ETF Trust (each a “Fund” and collectively the “Alger Funds”) in accordance with Rule 17j-1 under the Investment Company Act of 1940, as amended (the “Investment Company Act”), and Rule 204A-1 under the Investment Advisers Act of 1940 (“Advisers Act”), as amended. FAM, FAC, WC, RI, AML and the Alger Funds will collectively be referred to as “Alger” throughout this Code.

The purpose of the Code is to ensure that all activities comply with Federal securities laws as well as all other laws and regulations that apply to Alger. For the purposes of this Code, the Federal securities laws include (i) the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Investment Company Act, the Advisers Act and Title V of the Gramm-Leach-Bliley Act and any rules adopted by the Securities and Exchange Commission (“SEC”) under any of the foregoing statutes, and (ii) the Bank Secrecy Act (as it applies to Alger and any investment companies (public or private) advised by it) and any rules adopted thereunder by the SEC or the Department of the Treasury. AML is governed by personal dealings regulations set forth under the Financial Services and Markets Act 2000, as amended by the Financial Services Act of 2012.

If you have reason to believe that certain acts, actions, or practices engaged in by an Alger employee would constitute a violation of Federal or state securities laws to which Alger is subject or would violate Alger’s policies or procedures inclusive of the Code, you must report it to a member of the Compliance or Legal Departments.

All Access Persons are responsible for, and have agreed as a requirement of their employment, to review, be familiar with, and comply with the Code. Any questions with respect to the Code should be directed to the Chief Compliance Officer (“CCO”) or a member of the Compliance Department of Alger.

A list of terms and related definitions can be found below.

Definitions

Access Person - An employee of any Alger entity, including any full-time consultant or contractor, and any long-term temporary worker on more than a six (6) month assignment.

Analyst - A person employed by Alger as a Senior Analyst, Analyst, Associate Analyst, Research Associate or in a comparable position whose function relates to providing information, advice or recommendations.

Beneficial Owner - A person is the Beneficial Owner of the following securities (which may be held in a Brokerage Account or otherwise):

•	securities held in the person’s own name;

•	securities held with another in joint tenancy, community property or other joint ownership;

•	securities held by a bank or broker as nominee or custodian on behalf of an Access Person or pledged as collateral for a loan;

•

securities held by members of the Access Person’s immediate family sharing the same household (“immediate family” means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, domestic partner, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, sister-in-law, including adoptive relationships);

•

securities held by a relative of an Access Person not residing in the person’s home if the Access Person is a custodian, guardian, or otherwise has controlling influence over the purchase, sale or voting of such securities;

•	securities held by a trust of which the Access Person is a beneficiary and has or shares the power to make purchase or sale decisions;

•

securities held by a trust for which the Access Person serves as a trustee and in which the person has a pecuniary interest (including pecuniary interests by virtue of performance fees or by virtue of holdings by the person’s immediate family);

•	securities held by a general partnership or limited partnership in which the Access Person is a general partner; or

•

securities held by a corporation in which the Access Person has a control position or in which the Access Person has or shares investment control over the portfolio securities (other than a registered investment company).

Brokerage Account - Any account which is an arrangement between an Access Person (or account over which the Access Person has a beneficial interest and/or discretion) and a licensed brokerage firm that allows the Access Person to deposit funds with the firm and place investment orders for securities through the brokerage firm, which then carries out the transactions on the Access Person’s behalf. Brokerage Accounts where only exchange-traded funds (“ETFs”), and open- and closed-end investment companies are the only investment option are excluded from this definition. An example of these types of accounts includes retirement accounts that do not have individual equities, fixed income or other similar securities as an investment option. Robo-advisor accounts such as Betterment, Acorn, Intelligent (Schwab) and Wealthfront are not exempt if such accounts permit investments in individual equities, fixed income or other similar securities as an investment option.

Client - Any person, entity or investment vehicle to which any Alger entity provides investment advisory or other services.

Compliance system – MyComplianceOffice or such other comparable system that may be used from time to time.

Alger Trustee - A Trustee of the Board of Trustees of any Alger entity who is not an Officer or employee of Alger.

•

Alger Trustees are only subject to the quarterly reporting requirements of this Code to the extent that a trustee knows, or, in the ordinary course of fulfilling his/her duties as a trustee of a Fund or Alger, should know that during the fifteen (15) day period immediately before or after the date of the transaction in a Security by the trustee, a Fund or account has purchased or sold the Security or such purchase or sale by a Fund or account was considered by the Fund or Alger. In such case, the Alger Trustee should seek pre-clearance for the transaction with the CCO.

Portfolio Manager – An Alger employee with the responsibility, authority, and ability to make investment decisions with respect to a Client.

Personal Security Transaction - A transaction in any Security in which an Access Person is or will become a Beneficial Owner.

Private Placement - A Private Placement is a passive investment in any securities of an issuing entity that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(a)(2) or Section 4(a)(5) or pursuant to Rule 504 or Rule 506 under the Securities Act of 1933, as amended.

Security - Any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral- trust certificate, pre-organization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit), or relating to foreign currency, or, in general, any interest or instrument commonly known as a “security” or any certificate of interest or participation in, temporary or interim certificate of participation for, guarantee of, or warrant or right to subscribe or to purchase, any of the foregoing.

Trader - Any person employed by Alger who is responsible for placing trades on behalf of Clients.

General Principles of Conduct

Access Persons shall:

•	act in the best interests of Clients at all times;

•	not consider their personal financial (or any other personal) situation in connection with transactions for any Client;

•	conduct themselves in a manner to avoid any actual, potential or perceived conflict of interest;

•	not abuse their position of trust and responsibility;

•	not take inappropriate advantage of their position in relationship to Clients;

•	not divulge to any person any information regarding transactions for any Client, except in the performance of their duties;

•	not divulge to any person the composition of creation baskets for The Alger ETF Trust, except as authorized in the course of their employment;

•	not transact in any securities that are restricted from purchase or sale by any Alger entity;

•	not allow Personal Securities Transactions to otherwise interfere with their ability to fulfill their responsibilities.

In consideration of these General Principles of Conduct, an Access Person may not recommend a transaction in any Security for any Client unless they have first disclosed to the Compliance Department their interest in such Security (or, if relevant, the issuer of such Security), including without limitation:

•	direct or indirect Beneficial Ownership of any Security;

•	any position with the issuer of such Security or its affiliates;

•	any current or proposed business relationship with the issuer of such Security, its affiliates, or any party which has a significant interest in the Security or its issuer; or

•	any ownership interest in a Security acquired through a Private Placement, where transactions in securities of the same issuer are now being considered for any Client.

In furtherance of these principles, an Access Person must:

•

obtain prior written authorization of the CCO to serve on the board of directors (or trustees) of any company. Such authorization will be based on a determination that the board service would be consistent with the interests of its Clients or would otherwise not conflict with Alger’s ability to provide services to its Clients.

•	disclose all business, investment, or charity-related outside activities regardless of their nature or scope (e.g., additional employment, volunteer work, investment in real estate).

PERSONAL SECURITIES TRANSACTIONS

Brokerage Accounts

No Access Person shall open or maintain a Brokerage Account in which they have a Beneficial Interest without the express prior written approval of the Compliance Department.

An Access Person must report to the Compliance Department all Brokerage Account(s) in which the Access Person has a Beneficial Interest, the name of the broker-dealer or bank with whom the account was established and the date the account was established. An Access Person is responsible for ensuring that the Compliance Department receives duplicate copies of all confirmations and account statements prior to trading in any Brokerage Account. Please see the exemptions for accounts that only transact in open- and closed-end funds and ETFs.

Securities Not Held in a Brokerage Account

If an Access Person holds a Security in certificate or other form (and not in a Brokerage Account), the Access Person shall provide the name of the Security (or Securities), the quantity held, and the date the Security was acquired. This includes any 401(k) plans from prior employment that allow the participant to hold individual securities and not just mutual funds.

Pre-Clearance Transactions

All Access Persons must pre-clear all Personal Securities Transactions (including Private Placements, options or futures on broad-based market indices and ETFs, single stock ETFs, and foreign local shares of a security) with the Compliance Department, except for:

•

a transaction effected under an arrangement through which an Access Person has given a third-party full trading discretion over the Access Person’s Brokerage Account and/or assets and, the Access Person does not have any direct or indirect influence or control over the transactions in such Brokerage Account. The Access Person must have first provided the discretionary agreement or letter with the third-party to the Compliance Department;

•	purchases that are part of an automatic dividend reinvestment plan;

•	purchases resulting from the exercise of rights acquired from an issuer as part of a pro- rata distribution to all holders of a class of Securities of such issuer;

•	sales pursuant to tender offers;

•	transactions pursuant to stock splits and involuntary share buy-backs;

•	gifts or bequests (either receiving or giving), although the sale of any Security received as a gift or bequest must be pre-cleared;

•	transactions in municipal securities;

•	transactions in foreign currencies;

•

transactions in shares of open- and closed-end investment companies (exception does not apply to closed-end investment companies for which Alger acts as adviser or sub-adviser; such closed-end investment companies must be pre-cleared);

•	ETFs (exception does not apply to single stock ETFs; single stock ETFs must be pre-cleared);

•	direct obligations of the U.S. government;

•	banker’s acceptances, bank certificates of deposit, commercial paper and high-quality short-term debt instruments, including repurchase agreements;

•	Perpetual bonds and similar instruments that are not redeemable;

•	Currency transactions including currency options and futures

An Access Person may engage in no more than five (5) de minimis transactions at or below a value of $5,000 in a calendar month; however, such transactions require pre-clearance from Compliance. The de minimis exception may not be used as a means for building a position in a security, and such activity is not permitted under the Code.

An Access Person may only make a request for a Personal Securities Transaction prior to 10 a.m. by submitting a pre-clearance form through the Compliance system. Compliance will use its best efforts to review and approve pre-clearance requests received after 10 a.m. A pre-clearance form for de minimis transactions may be submitted any time throughout the day.

Any approval to place a Personal Security Transaction is valid only for the day on which it is granted. The Compliance Department will communicate approval or denial of the trade via email or by logging into the Compliance system. Please note all trades are considered denied until official approval is granted. If approved, an Access Person may only transact in a Security on the date the approval is given (or during trading hours for foreign securities traded in foreign markets) and for the approximate number of shares/units of each Security requested. If the Access Person does not transact within this time period, they must re-submit their request before placing the transaction in the future.

Private Placements

An Access Person shall not make an investment in a Private Placement without the express prior written approval of a member of the Compliance Department.

Prohibited Personal Securities Transactions

An Access Person may not:

•	acquire any Security in an initial public offering;

•	engage in “short-selling” in an individual Security; or

•	purchase or sell (write) options or futures on an individual Security.

Considerations for Approval of Personal Securities Transactions

Restrictions and Blackout Periods

An Access Person will not be able to execute a Personal Securities Transaction if:

•	there is a pending transaction in such Security for a Client;

•

If currently Alger does not hold position in any Client account: an Analyst (or the sector/industry head if the Security in question is not covered by any Analyst), currently intends to (or believes that there are circumstances about the Security which may lead him/her to) issue a recommendation to transact in such Security within the next seven (7) calendar days;

•

If Alger currently holds a position in any Client account: any Portfolio Manager or Analyst who owns such Security (or such Security is otherwise appropriate for a Portfolio Manager or Analyst to own) for a Client indicates their intent to purchase or sell the Security for a Client within the next seven (7) calendar days;

•	any transaction in the Security for a Client has occurred in the past seven (7) calendar days;

•	a Security is held in or will be added to the Alger Russell Innovation Index during the Index rebalancing period (4 times per year).

An Analyst and Portfolio Manager will not be able to execute a Personal Securities Transaction in any Security in the primary industry or industries that they cover. The de minimis requirement of $5,000 will not apply in this situation. For purposes of this Code, Portfolio Managers, Traders and Analysts who are generalists are deemed to cover all industries.

Holding Period

An Access Person may not sell a Security that they have purchased within any sixty (60) day period unless they are selling the Security at a loss. An Access Person who sells a Security that they have purchased within sixty (60) days at a gain may be required to donate to a charity of the employee’s choice equivalent to the profit made from the sale of the Security or face further sanctions. For clarity, open- and closed-end funds, and ETFs (except single stock ETFs, and funds subadvised by Alger) are not subject to the 60-day holding period. The holding period is calculated using the LIFO (last-in first-out) method.

Excessive Trading

Excessive or inappropriate trading is prohibited. The Compliance Department monitors all Access Persons’ trading. In the determination of the CCO, a pattern of excessive trading may lead to disciplinary action under the Code up to and including termination. Excessive trading includes successive trades in the same security even if such trades are within the de minimis exception listed above.

INITIAL AND ONGOING REPORTING REQUIREMENTS

No later than ten (10) calendar days after an Access Person becomes employed by Alger and thereafter generally within twenty (20) calendar days after the end of each calendar quarter, each Access Person shall submit a quarterly compliance certification to the Compliance Department containing the following information:

Brokerage Accounts

For all Brokerage Accounts for which the Access Person has a Beneficial Interest, the name of the broker-dealer or bank with whom the account was established, and the date the account was established. Accounts that only transact in open- and closed-end funds and/or ETFs are exempt from reporting (e.g. 529 plans, certain 401(k) accounts, etc.).

Discretionary Account

With respect to an Access Person who has given discretion to have transactions placed by a third party and for which the Access Person does not have any direct or indirect influence or control over the transaction:

•	a discretionary agreement or letter with the third-party must be provided to the Compliance Department at initial reporting of the account, and periodically, as requested

Securities Not Held in a Brokerage Account

If an Access Person holds a Security in certificate or other form (and not in a Brokerage Account), the Access Person shall provide:

•	the name of the Security (or Securities),

•	the quantity held, and

•	the date the Security was acquired.

This includes 401(k) plans from prior employment that allow the participant to hold individual Securities and not just mutual funds.

Personal Securities Transactions

With respect to all Personal Securities Transactions (including those mentioned above):

•	the date of the transaction;

•	the title of the Security;

•	the approximate number of shares/units and the principal amount of each Security involved;

•	the nature of the transaction (e.g., purchase, sale or any other type of acquisition or disposition);

•	the price at which the transaction was effected; and

•	the name of the broker-dealer or bank with or through whom the transaction was effected.

Private Placements

With respect to all Private Placements and prior to engaging in such transactions:

•	the date of the transaction;

•	the title of the Security;

•	the number of shares/units and the principal amount of each Security involved;

•	the nature of the transaction (e.g., purchase, sale or any other type of acquisition or disposition);

•	the price at which the transaction will be effected; and

•	the draft Private Placement Memorandum Offering and any other relevant documents.

Upon approval from a member of the Compliance Department, and following execution of the transaction:

•	the number of shares/units and the principal amount of each Security involved;

•	the price at which the transaction was effected; and

•	the executed Private Placement Memorandum Offering and other relevant documents.

Digital Assets

•

With respect to investment in digital assets, investment in such assets are not subject to pre-clearance requirements; however, annually through the certification Access Persons will report the year-end value of digital assets held by asset type and the approximate number of trades made in digital assets during the prior year.

Current Directorships

An Access Person must disclose if they serve on the board of directors (or trustees) of any company.

Outside Activities

An Access Person must disclose all outside activities regardless of their nature or scope (e.g. additional employment, volunteer work (specifically leadership roles), investment in real estate). If Compliance determines that the number of outside activities and/or hours are deemed to be excessive, Compliance will contact the Access Person’s manager for further discussion. In addition, if an outside activity might potentially be inconsistent with Alger’s business activities and values, it may be denied.

If the information required to be reported in this section has already been provided through another medium (such as information contained in broker trade confirmations or account statements, or a personal trade pre-clearance form received by the Compliance Department), that information does not need to be reported again, provided that a quarterly report is filed with respect to any account established or closed during the quarter by the Access Person. Additionally, the Access Person is not relieved of reporting responsibilities with respect to any information not reported through other mediums and required by the Code.

Confidentiality

All information obtained from any Access Person hereunder shall be kept in strict confidence, except that reports of employee activities hereunder will be made available to the SEC or any other regulatory or self-regulatory organization to the extent required by law or regulation.

ADMINISTRATION OF THE CODE

Responsibilities of the Chief Compliance Officer

The CCO is responsible for the administration of the Code. The oversight duties of the CCO or his/her designees include:

•	trade pre-clearance;

•	maintenance of a current list of all Access Persons with a description of their title or employment;

•	furnishing all Access Persons a copy of this Code and initially and periodically informing them of their duties and obligations hereunder;

•	reviewing transaction and holdings reports of Access Persons;

•	maintaining all records required by the Code;

•	preparing listings of all transactions effected by Access Persons;

•	interpreting of the Code;

•	conducting such inspections or investigations, as shall reasonably be required to detect and report any apparent or actual violations of this Code to Alger and to the Trustees of the Alger Funds; and

•	submitting a quarterly report to the Board of Directors of each entity as applicable that

•	certifies that the procedures to implement the Code are reasonably necessary to prevent violations of the Code,

•	summarizes the existing procedures to monitor the Code and any changes to the Code,

•	provides statistics regarding activity under the Code,

•	describes any violation of the Code and any sanctions imposed as a result, and summarizes any interpretations issued,

•	details any exemptions granted,

•	reports on any training provided, and

•	reports any other significant information concerning the Code.

Fund Board of Trustees Reporting and Approval

The Board of Trustees of each Fund, as applicable, including a majority of the Alger Funds’ Trustees who are not “interested persons” of each Fund (as such term is defined in the Investment Company Act), must approve this Code and any material changes to it. This approval shall be based on the determination that this Code contains provisions reasonably necessary to prevent Access Persons from engaging in any conduct prohibited by Rule 17j-1 under the Investment Company Act or any other applicable rules and regulations. In connection with this approval, Alger shall provide a certification to the Board that Alger and the Funds have adopted procedures reasonably necessary to prevent Access Persons from violating this Code.

No less frequently than annually, Alger shall furnish to the Board of Trustees, and the Board of Trustees must consider, a written report that:

•

Describes any issues arising under the Code or procedures since the last report to the Board of Trustees, including, but not limited to, information about material violations of the Code or procedures or sanctions imposed in response to the material violations; and

•	Certifies that the Funds and Alger have adopted procedures reasonably necessary to prevent Access Persons from violating the Code.

Use of Preferred Brokers

All Access Persons are strongly encouraged to maintain their personal trading accounts at, and execute all transactions in Covered Securities through, one or more brokers that provide automated feeds to the Compliance system. Accounts with brokers who provide account information to Compliance electronically may be more accurate and require less reconciliation for the Access Person at certification time. Please contact the Compliance Department for a list of such brokers. Note that an Access Person is not relieved of reporting responsibilities with respect to any information not reported electronically through the Compliance system and required by the Code.

For non-electronic brokerage accounts, duplicate statements must be provided by the employee or received directly from the broker.

Exceptions to the Code

Exceptions to the Code may be granted from time to time by the CCO or his or her designee. All exceptions, unless otherwise stated below, shall be documented and shall provide the details of the transaction including the name and title of the Access Person, the amount of shares, direction of the trade (buy or sell), trade date, Security description, and rationale for the granting of the exception.

Violations and Sanctions

Access Persons must report any violations or potential violations of this Code promptly to the CCO or another member of the Compliance Department immediately upon becoming aware of such violation.

Upon discovering that an Access Person has not complied with the requirements of this Code, the CCO, in consultation with other senior officers of Alger and/or the Trustees of the Alger Funds, may impose on that person whatever sanctions they deem appropriate, including, among other things, disgorgement of profits, fines, censure, suspension of trading, or termination of employment. Severity of sanctions may depend on the type of violation, severity of the violation, and prior history of violations, among other considerations. For example, a first-time violation that is deemed immaterial may result in a warning and training for the employee, while a repeat violation may result in additional monitoring or more severe sanctions.

Maintenance of Records

Alger shall maintain and make available records with respect to the implementation of the Code in the manner and for the time required by the Federal securities laws, including without limitation, Rule 17j-1(d) under the Investment Company Act. Specifically, the CCO shall maintain the following for the time and manner specified below:

•	A copy of any Code that is in effect, or at any time within the past five (5) years was in effect, must be maintained in an easily accessible place;

•

A record of any violation of any such Code, and of any action taken as a result of such violation, must be maintained in an easily accessible place for at least five (5) years after the end of the fiscal year in which the violation occurred;

•

A copy of each report made by an Access Person, as well as trade confirmations and/or account statements that contain information not duplicated in such reports, must be maintained for at least five (5) years after the end of the fiscal year in which the report was made or the information was provided, the first two (2) years in an easily accessible place;

•	A copy of each report made must be maintained for at least five (5) years after the end of the fiscal year in which it was made, the first two (2) years in an easily accessible place;

•

A list of all persons, currently or within the past five (5) years, who are or were required to make reports pursuant to Rule 17j-1 and this Code, and a list of those persons responsible for reviewing these reports must be maintained in an easily accessible place; and

•

A record of any decision, and the reasons supporting the decision, (i) to permit an Access Person to invest in a Private Placement, (ii) any exceptions granted by the CCO from the requirements of the Code, and (iii) relating to any material violation of the Code by an Access Person must be maintained for at least five years after the end of the fiscal year in which the approval was granted.